Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement (Form F-1/A) of Fast Track Group and its subsidiaries (collectively referred to as the “Company”) of our report dated July 8, 2024 (except for Note 2.1 related to the Restatement of Consolidated Financial Statements, for which the date is September 6, 2024), relating to the consolidated financial statements and the related notes of the Company for the years ended February 29, 2024, and February 28, 2023, which appear in such Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2024. Singapore

March 3, 2025

PCAOB ID Number 6783